Exhibit 99.11

Pazoo Adds New Military Health Section To Website

Cedar Knolls, NJ, February 13, 2014 Pazoo, Inc., (OTCQB Symbol: PZOO; German WKN#: A1J3DK) is pleased to announce it is launching a military health section of www.pazoo.com.  This, in conjunction with our new “Causes” section of the website, is another way Pazoo is expanding and improving on its resources for health and wellness and its charitable outreach.

At Pazoo.com we support our military personnel and their families in everything they do for both our country and our communities.  Our support extends to our current service men and women, our veterans, and all military families.  With the launching of the new military health section of www.pazoo.com, we will empower our visitors with knowledge about the following military topics: general military health and wellness, challenges veterans and current military face in terms of health and wellness, life at home when the combat is over, and family life, amongst others.

Current US Army CPT Brian P. Healey will be heading up the Military Health section.  CPT Healey is a Licensed Physical Therapist who specializes in the evaluation and treatment of neuromusculoskeletal injuries. After receiving his MSPT Degree (Master of Science in Physical Therapy) from Boston University, he continued advanced study obtaining his certification in orthopedic manual therapy.  He joined the U.S. Army and was deployed to Afghanistan where he served as Officer in Charge of Physical Therapy at Kandahar Airfield in 2012. Army physical therapists have unique experiences relevant to orthopedic physical therapy. The educational process, expanded clinical privileges, and physician supervisor role has developed to prepare and support physical therapists working as primary neuromusculoskeletal screeners.

CPT Healey has brought his invaluable education and field experience back to the States, where he is happily employed as a Physical Therapist at DMC Athletics & Rehabilitation – voted #1 Therapy and Wellness Facility in Morris County, New Jersey, every year between 2006-2013.

As a Pazoo.com Physical Therapy Expert, CPT Healey has stated, “I am pleased to be able to bring my knowledge base in military environments to those in the civilian sector who can benefit, and assist them in gaining Optimal Health and Performance.”

Disclaimer: The views and opinions expressed in this press release are those of the authors and do not necessarily reflect the official policy or position of any agency of the United States government or any branch of the United States armed forces.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

SafeHarbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Ben Hoehn

Phone: 1-855-PAZOO-US

Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: February 13, 2014